SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                          ELCOTEL, INC.
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)


                   Delaware                              59-2518405
 --------------------------------------               ------------------
(State of incorporation or organization)               (I.R.S. Employer
                                                      Identification No.)

6428 Parkland Drive
Sarasota, Florida                                              34243
----------------------------------------                   -------------
(Address of principal executive offices)                    (Zip Code)

If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A(d), please check the following box.       X

Securities Act registration statement file number to which this form relates: 333-38439

Securities to registered pursuant to Section 12(b) of the Act:   None.



Securities to be registered pursuant to Section 12(g) of the Act:

                 Redeemable Common Stock Warrants
                 --------------------------------
                         (Title of class)

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      Item 1.   Description of Registrant's Securities to be Registered.
                --------------------------------------------------------
          As of the date of this Form 8-A, 1,207,500 Redeemable Warrants are outstanding.

          The following is a brief summary of certain provisions of the Redeemable Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between Technology Service Group, Inc. ("TSG") and Liberty Bank and Trust Company of Oklahoma City, N.A. ("Liberty"), as supplemented by the Supplemental Warrant Agreement dated as of December 23, 1997 among the Registrant, TSG, Liberty and American Stock Transfer and Trust Company (collectively, the "Warrant Agreement"). A copy of the Warrant Agreement has been filed as an exhibit to this Form 8-A.

          Two Redeemable Warrants entitle the holder thereof to purchase one share of Common Stock, par value $.01, of the Registrant ("Common Stock"), at an exercise price of $10.48 per share. Therefore, the Redeemable Warrants outstanding can be exercised to purchase an aggregate of 603,750 shares of Common Stock. Unless the Redeemable Warrants are redeemed as provided below, the Redeemable Warrants may be exercised at any time until 5:00 p.m. on May 9, 1999, at which time the Redeemable Warrants will expire.

          The Redeemable Warrants are redeemable by the Registrant at its option, as a whole and not in part, at $.05 per Redeemable Warrant on 30 days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds a price per share determined pursuant to the Warrant Agreement for 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Redeemable Warrants may not be redeemed unless they are then exercisable and a current prospectus covering the Redeemable Warrants and the shares of Common Stock issuable thereunder is then in effect. The Redeemable Warrants will remain exercisable until the close of business on the business day prior to the date of redemption. Redemption of the Redeemable Warrants may force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so or sell the Redeemable Warrants at the current market price when they might otherwise desire to hold the Redeemable Warrants.

          The holders of the Redeemable Warrants will not have any of the rights or privileges of stockholders of the Company (except to the extent they otherwise own Common Stock) prior to the exercise of the Redeemable Warrants. The Redeemable Warrants will be entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock deliverable upon the exercise thereof upon the occurrence of certain events, including a stock dividend, stock split, merger or similar reorganization.

     Item 2.   Exhibits.
               --------

Exhibit Number    Description
--------------    -----------

     1 Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-18, File No. 33-8565)



     2 Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1987)


     3 Warrant Agreement, dated as of May 10, 1996 between Technology Service Group, Inc. and Liberty Bank and Trust Company of Oklahoma City, N.A. (incorporated by reference to
                  Exhibit 4.2 to the Registrant's Registration Statement on Form S-4, File No. 333-38439)



     4 Supplemental Warrant Agreement, dated as of December 23,1997 among Elcotel, Inc., Technology Service Group, Inc., Liberty Bank and Trust Company of Oklahoma City, N.A. and American Stock Transfer and Trust Company




                            SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:   December 24, 1997

                                           ELCOTEL, INC.



                                 By:       /s/ Ronald M. Tobin
                                           -------------------
                                           Ronald M. Tobin
                                           Vice President and Chief
                                           Financial Officer

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